UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
ENGELHARD CORPORATION
(Name of Registrant as Specified In Its Charter)
IRON ACQUISITION CORPORATION BASF AKTIENGELSELLSCHAFT
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit 99(a)(23)

News Release

BASF Receives European Anti-Trust Clearance for Proposed Engelhard Acquisition	February 23, 2006 P 149/06e Michael Grabicki
	Phone:	+49 621 60-99938
	Cell:	+49 172 749 18 91
	Fax:	+49 621 60-92693
michael.grabicki@basf.com

Ludwigshafen, Germany, February 23, 2006 — BASF Aktiengesellschaft (Frankfurt: BAS, NYSE: BF [ADR], LSE: BFA, SWX: AN) today announced that	US media contact: Timothy Andree
it has received clearance from the European Commission regarding BASF’s	Phone:	973 245-6078
proposed acquisition of all of the issued and outstanding shares of common stock of	Cell:	973 519-5195
Engelhard Corporation (NYSE:EC).	Fax:	973 245-6715
andreet@basf.com

BASF is now free under both European Union and U.S. antitrust laws to proceed with its proposed acquisition of Engelhard. On February 6, 2006, the waiting period	Analysts/Investors contact: Magdalena Moll
under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as .	Phone:	+49 621 60-48002
amended, applicable to BASF’s tender offer for Engelhard expired	Fax:	+49 621 60-22500
magdalena.moll@basf.com

BASF has also made the regulatory filings required under a number of other jurisdictions necessary for the consummation of its tender offer and the company currently anticipates that the necessary approvals will be obtained, and the related regulatory conditions to its tender offer will be satisfied within the next month.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance	BASF Aktiengesellschaft 67056 Ludwigshafen, Germany
	Phone:	+49 621 60-0
http://www.basf.com
Corporate Media Relations
	Phone:	+49 621 60-20710
	Fax:	+49 621 60-92693
presse.kontakt@basf.com

products, agricultural products and fine chemicals to crude oil and natural gas. As a reliable partner to virtually all industries, BASF’s intelligent system solutions and high-value products help its customers to be more successful. BASF develops new technologies and uses them to open up additional market opportunities. It combines economic success with environmental protection and social responsibility, thus contributing to a better future. In 2005, BASF had approximately 81,000 employees and posted sales of more than €42.7 billion. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA), New York (BF) and Zurich (AN). Further information on BASF is available on the Internet at www.basf.com.

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders. On February 1, 2006, BASF filed a preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the preliminary proxy statement and the definitive proxy statement when it is available, because they will contain important information.  Engelhard stockholders may obtain copies of the preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the preliminary proxy statement on Schedule 14A that BASF filed with the SEC on February 1, 2006.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This press release contains forward-looking statements.  All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-

looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.